Exhibit 99.1

ABIOMED ANNOUNCES FOURTH QUARTER RECORD REVENUE OF $270 MILLION, UP 12% YEAR OVER YEAR

FY 2022 Annual Revenue of $1.032 billion, Up 22% Versus Prior Year

Danvers, Mass. — April 28, 2022 – ABIOMED, Inc. (NASDAQ: ABMD), a leader in breakthrough heart, lung and kidney support technologies, today announced financial results for the quarter and fiscal year ended March 31, 2022.

Financial summary and operational highlights:

•
Revenue for the quarter totaled $270 million, an increase of 12% compared to $241 million during the same period of the prior fiscal year. In constant currency*, revenue increased 13% compared to the same period of the prior fiscal year. Full year revenue totaled $1.032 billion, compared to $848 million during the same period of the prior fiscal year. Full year revenue increased 22% on a reported and constant currency* basis compared to the same period of the prior fiscal year.
•
Worldwide Impella® heart pump product revenue for the quarter totaled $258 million, an increase of 12% compared to $230 million during the same period of the prior fiscal year. In constant currency*, worldwide Impella® heart pump product revenue increased 14% compared to the same period of the prior fiscal year. Full year worldwide Impella® heart pump product revenue totaled $985 million, an increase of 22% compared to $806 million during the same period of the prior fiscal year. In constant currency,* full year Impella product revenue increased 23% compared to the same period of the prior fiscal year.
•
U.S. Impella product revenue for the quarter totaled $208 million, an increase of 12% compared to $186 million during the same period of the prior fiscal year due to a 6% increase in patient utilization. Full year U.S. Impella product revenue totaled $797 million, an increase of 22% compared to $655 million during the same period of the prior fiscal year due to a 15% increase in patient utilization.
•
Outside the U.S., Impella product revenue for the quarter totaled $50 million, an increase of 22% in constant currency* compared to $44 million during the same period of the prior fiscal year. On a reported basis, outside the U.S., Impella product revenue increased 13% compared to the same period of the prior fiscal year. Outside the U.S., full year Impella product revenue totaled $188 million, an increase of 27% in constant currency* compared to $151 million during the same period of the prior fiscal year. On a reported basis, outside the U.S., full year Impella product revenue increased of 24% compared to the same period of the prior fiscal year.
o
Europe Impella product revenue for the quarter totaled $33 million, an increase of 17% in constant currency* compared to $31 million during the same period of the prior fiscal year due to a 15% increase in patient utilization. On a reported basis, Europe Impella product revenue increased 9% compared to the same period of the prior fiscal year. Full year Europe Impella product revenue totaled $127 million, an increase of 27% in constant currency* compared to $102 million during the same period of the prior fiscal year due to a 20% increase in patient utilization. On a reported basis, full year Europe Impella product revenue increased 25% compared to the same period of the prior fiscal year.
o
Japan Impella product revenue for the quarter totaled $14 million, an increase of 33% in constant currency* compared to $11 million during the same period of the prior fiscal year due to a 29% increase in patient utilization. On a reported basis, Japan Impella product revenue increased 22% compared to the same period of the prior fiscal year. Full year Japan Impella product revenue totaled $50 million, an increase of 27% in constant currency* compared to $42 million during the same period of the prior fiscal year due to a 40% increase in patient utilization. On a reported basis, full year Japan Impella product revenue increased 20% compared to the same period of the prior fiscal year.

•
Gross margin for the quarter remained constant at 80.9% compared to the same period of the prior fiscal year. Fiscal year 2022 gross margin was 81.8% compared to fiscal year 2021 gross margin of 80.9%
•
As previously stated at the beginning of our fiscal year, the company increased investments in innovation, clinical evidence and building a premier distribution team. During the quarter, the company invested a record $44 million in research and development while delivering non-GAAP income from operations* of $65 million or 24.1% non-GAAP operating margin*. This compares to $63 million non-GAAP income from operations* or 26.0% non-GAAP operating margin* during the same period of the prior fiscal year. GAAP income from operations and GAAP operating margin were equal to non-GAAP income from operations* and non-GAAP operating margin* for the quarter and the same period of the prior fiscal year, as there were no non-GAAP adjustments in the respective periods.

During the fiscal year, the company invested $163 million in research and development an increase of 34% compared to the same period of the prior fiscal year while delivering non-GAAP income from operations* of $257 million or 24.9% non-GAAP operating margin*. This compares to $230 million non-GAAP income from operations* or 27.1% non-GAAP operating margin* during the same period of the prior fiscal year. Full year GAAP income from operations was $141 million or 13.6% GAAP operating margin, compared to $230 million GAAP income from operations or 27.1% GAAP operating margin during the same period of the prior fiscal year primarily due to the accounting for the preCARDIA acquisition.

•
Non-GAAP net income* for the quarter was $53 million, or $1.16 per diluted share, compared to non-GAAP net income* of $49 million, or $1.07 per diluted share during the same period of the prior fiscal year. GAAP net income for the quarter was $60 million, or $1.31 per diluted share compared to $57 million GAAP net income or $1.24 per diluted share during the same period of the prior fiscal year.

Full year non-GAAP net income* was $204 million, or $4.44 per diluted share, compared to non-GAAP net income* of $175 million, or $3.84 per diluted share during the same period of the prior fiscal year. Full year GAAP net income was $137 million, or $2.98 per diluted share compared to $226 million GAAP net income or $4.94 per diluted share during the same period of the prior fiscal year.

•
The company generated operating cash flows of $79 million during the quarter and $285 million during fiscal year 2022. As of March 31, 2022, the company had $979 million of cash and cash equivalents and marketable securities and maintains no debt.
•
On February 19, the PROTECT III trial was published in the American Heart Journal. The PROTECT III Study represents the largest, prospective study evaluating real-world, contemporary use of Impella-supported HRPCI in a population characterized by severely depressed LVEF. In the PROTECT III study, patients had more vessels treated, more atherectomy use, longer duration of Impella support, more complete revascularization and significantly lower 90-day MACCE rates and bleeding complications compared to PROTECT II.
•
On March 29, the company hosted an investor call on Impella ECP, the world's smallest heart pump at 9Fr. The event included presentations from circulatory support leader, Amir Kaki, MD, interventional cardiologist and director of mechanical circulatory support at Ascension St. John Hospital in Detroit and Abiomed’s vice president and chief medical officer, Charles Simonton, MD. The presentations provided an overview of Impella ECP technology, the FDA Pivotal Trial and several case reviews.
•
On April 6, the company announced the first patient in Japan was treated successfully with the Impella 5.5 with SmartAssist device and the number of patients treated globally with the Impella 5.5 with SmartAssist surpassed 5,000. The first Impella 5.5 with SmartAssist procedure in Japan took place at Osaka Police Hospital when an 82-year-old man was treated for cardiogenic shock. The milestone 5,000th procedure was performed by Tamer Attia, MD, at Emory University Hospital in Atlanta on a 41-year-old woman with cardiomyopathy.
•
On April 19, the U.S. Food and Drug Administration (FDA) approved the use of sodium bicarbonate in the purge fluid of the Impella product as an alternative to heparin for certain patients. Our internal clinical and engineering data suggests this enhancement could simplify patient management and improve patient outcomes.
•
On April 26, the company announced the first patient in the world was successfully treated with the Impella Bridge-to-Recovery (BTR) device as part of the device’s FDA Early Feasibility Study (EFS). The first patient was treated by Duc Thinh Pham, MD, and Jane Wilcox, MD at Northwestern Medicine Bluhm Cardiovascular Institute. Impella BTR is a minimally invasive forward flow heart pump that sits in the left ventricle and can pump greater than six liters of blood flow per minute. Impella BTR is designed and intended to allow for heart recovery or heart remodeling with adjunctive therapies for Class III / IV Heart Failure patients.

“In fiscal year 2022, we delivered record results in a challenging environment and invested at record levels in innovation, advanced clinical evidence and further strengthened our premier commercial team,” said Michael R. Minogue, Abiomed’s Chairman, President and Chief Executive Officer. “I am proud of our customers and employees for their grit and dedication; they are the source of these impressive accomplishments during the year.”

FISCAL YEAR 2023 OUTLOOK

The company anticipates fiscal year 2023 global revenue to be in the range of $1.14 billion to $1.18 billion, representing 13% to 17% growth in constant currency* and 11% to 15% growth on a reported basis compared to fiscal year 2022. The company is also giving its fiscal year 2023 guidance for GAAP operating margin to be in the range of 23% to 24%.

*ABOUT NON-GAAP FINANCIAL MEASURES

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the company uses non-GAAP financial measures as described below. The company uses these non-GAAP financial measures for financial and operational decision-making and to evaluate period-to-period comparisons. The company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity. The company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting, and analyzing future periods. The company believes these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by institutional investors and the analyst community to help them analyze the performance of the company’s business and financial results.

The company uses the following non-GAAP financial measures:

Non-GAAP income from operations: The company defines non-GAAP income from operations as income from operations, excluding charges for the acquired in-process research and development related to the preCARDIA acquisition.

Non-GAAP operating margin: The company defines non-GAAP operating margin as operating margin, excluding charges for the acquired in-process research and development related to the preCARDIA acquisition.

Non-GAAP net income and net income per diluted share: The company defines non-GAAP net income and net income per diluted share as net income and net income per diluted share, excluding charges for the acquired in-process research and development related to the preCARDIA acquisition, the gain recognized on its previously owned minority interest in preCARDIA, unrealized losses/ gains on investment in Shockwave Medical and excess tax benefits associated with stock-based compensation. The company defines non-GAAP EPS as non-GAAP net income divided by non-GAAP diluted shares, which are calculated as GAAP weighted average outstanding shares plus dilutive potential shares outstanding during the period.

Constant currency: The company defines constant currency revenue growth as the change in revenue between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. The company presents constant currency revenue growth because management believes it provides meaningful information regarding the company’s revenue results on a consistent and comparable basis.

Refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” and "Reconciliation of GAAP to Non-GAAP Constant Currency" sections of this press release.

The company reports non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The company believes it is useful to exclude certain items because such amounts in any specific period may not directly correlate to the underlying performance of its business operations or can vary significantly between periods. The company believes that non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures. The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliations between these presentations, to more fully understand its business.

EARNINGS CONFERENCE CALL DETAILS

The company will host a conference call to discuss the quarterly results at 8:00 a.m. ET on Thursday, April 28, 2022. The conference call will be hosted by Michael R. Minogue, Chairman, President and Chief Executive Officer and Todd Trapp, Vice President and Chief Financial Officer.

To listen to the call live, please tune into the webcast via https://investors.abiomed.com/events-presentations or dial (844) 200-6205; the international number is (929) 526-1599 access code 660077. A replay of this conference call will be available until Thursday, May 5, 2022. The replay phone number is (866) 813-9403; the international number is +44 204 525 0658. The replay access code is 570536.

ABOUT ABIOMED

Based in Danvers, Massachusetts, USA, Abiomed, Inc., is a leading provider of medical technology that provides circulatory support and oxygenation. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com. Abiomed, Impella, Impella 2.5, Impella 5.0, Impella LD, Impella CP, Impella RP, Impella 5.5, Impella Connect, and SmartAssist are registered trademarks of Abiomed, Inc., and are registered in the U.S. and certain foreign countries. Impella ECP, Impella XR Sheath, Impella BTR, CVAD STUDY, STEMI DTU, Automated Impella Controller, Abiomed Breethe OXY-1 System and preCARDIA are pending trademarks of Abiomed, Inc.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including, without limitation, statements regarding development of Abiomed's existing and new products, the impact of recently received regulatory approvals, and statements in the paragraph under “Fiscal Year 2023 Outlook” section regarding certain business metrics on either or both a GAAP or non-GAAP basis. All statements, other than statements of historical facts, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,” “will” and other words and terms of similar meaning.

The company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including, without limitation: the impact of the COVID-19 pandemic; the company’s dependence on Impella® products; fluctuating competition and market acceptance of the company’s products; the company’s ability to effectively manage its growth; the company’s ability to successfully commercialize its products; evolving regulatory environments in certain jurisdictions, including regulatory compliance; enforcement actions and product liability suits relating to off-label uses of the company’s products; unsuccessful clinical trials or procedures relating to products under development; shifting third-party reimbursement policies; compliance with manufacturing standards; manufacturing capacity and relationships with suppliers; changing international markets and the company’s ability to manage and integrate acquired companies. These and other factors are detailed in the company's filings with the Securities and Exchange Commission (the “SEC”), including the most recently filed Annual Report on Form 10-K and the filings subsequently filed with or furnished to the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. Unless otherwise required by law, the company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that occur after the date of this release.

For further information please contact:

Todd Trapp	Tom Langford
Vice President and Chief Financial Officer	Director, Corporate Communications & PR
978-646-1680	978-882-8408
ttrapp@abiomed.com	tlangford@abiomed.com

Abiomed, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2022	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$132,818	$232,710
Short-term marketable securities	625,789	350,985
Accounts receivable, net	90,608	97,179
Inventories, net	93,981	81,059
Prepaid expenses and other current assets	33,277	26,032
Total current assets	976,473	787,965
Long-term marketable securities	220,089	264,085
Property and equipment, net	202,490	197,129
Goodwill	76,786	78,568
Other intangibles, net	39,518	42,150
Deferred tax assets	10,552	11,380
Other assets	147,485	113,082
Total assets	$1,673,393	$1,494,359
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$35,346	$34,842
Accrued expenses	72,629	66,046
Deferred revenue	26,362	24,322
Other current liabilities	4,120	3,759
Total current liabilities	138,457	128,969
Other long-term liabilities	9,319	10,162
Contingent consideration	21,510	24,706
Deferred tax liabilities	781	847
Total liabilities	170,067	164,684
Commitments and contingencies
Stockholders' equity:
Class B Preferred Stock, $.01 par value	-	-
1,000 shares authorized; issued and outstanding - none
Common stock, $.01 par value	455	453
100,000 shares authorized; 48,258 and 47,929 shares issued as of March 31, 2022 and 2021, respectively
45,545 and 45,271 shares outstanding as of March 31, 2022 and 2021, respectively
Additional paid in capital	870,074	800,690
Retained earnings	964,512	828,007
Treasury stock at cost 2,713 and 2,658 shares as of March 31, 2022 and 2021, respectively	(304,555)	(288,030)
Accumulated other comprehensive loss	(27,160)	(11,445)
Total stockholders' equity	1,503,326	1,329,675
Total liabilities and stockholders' equity	$1,673,393	$1,494,359

Abiomed, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,		Fiscal Years Ended March 31,
	2022	2021	2022	2021
Revenue	$269,850	$241,245	$1,031,753	$847,522
Cost of revenue and operating expenses:
Cost of revenue	51,457	46,078	188,158	161,907
Research and development	43,785	31,989	163,403	121,875
Selling, general and administrative	109,605	100,374	423,486	334,183
Acquired in-process research and development	—	—	115,986	—
	204,847	178,441	891,033	617,965
Income from operations	65,003	62,804	140,720	229,557
Interest and other income, net	9,759	10,690	49,840	58,663
Income before income taxes	74,762	73,494	190,560	288,220
Income tax provision	14,437	16,638	54,055	62,695
Net income	$60,325	$56,856	$136,505	$225,525

Net income per share - basic	$1.33	$1.26	$3.00	$5.00
Weighted average shares outstanding - basic	45,524	45,246	45,445	45,140

Net income per share - diluted	$1.31	$1.24	$2.98	$4.94
Weighted average shares outstanding - diluted	45,945	45,783	45,881	45,674

Abiomed, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,		Fiscal Years Ended March 31,
	2022	2021	2022	2021
GAAP income from operations	$65,003	$62,804	$140,720	$229,557
Acquired in-process research and development (1)	—	—	115,986	—
Non-GAAP income from operations	$65,003	$62,804	$256,706	$229,557

GAAP operating margin	24.1%	26.0%	13.6%	27.1%
Non-GAAP operating margin	24.1%	26.0%	24.9%	27.1%

GAAP net income	60,325	56,856	136,505	225,525
Acquired in-process research and development (1)	—	—	115,986	—
Gain on previously held interest in preCARDIA (2)	—	—	(20,980)	—
Gain on investment in Shockwave Medical (3)	(6,522)	(5,946)	(17,322)	(38,379)
Excess tax benefits on stock-based compensation (4)	(487)	(1,708)	(10,658)	(12,071)
Non-GAAP net income	$53,316	$49,202	$203,530	$175,075

GAAP diluted net income per share	$1.31	$1.24	$2.98	$4.94
Acquired in-process research and development (1)	—	—	2.53	—
Gain on previously held interest in preCARDIA (2)	—	—	(0.46)	—
Gain on investment in Shockwave Medical (3)	(0.14)	(0.13)	(0.38)	(0.84)
Excess tax benefits on stock-based compensation (4)	(0.01)	(0.04)	(0.23)	(0.26)
Non-GAAP diluted net income per share	$1.16	$1.07	$4.44	$3.84

GAAP diluted weighted-average shares outstanding	45,945	45,783	45,881	45,674
Non-GAAP diluted weighted-average shares outstanding	45,945	45,783	45,881	45,674

Notes:

(1)
In May 2021, the company acquired the remaining interest in preCARDIA for $82.8 million. The company determined that substantially all of the fair value of the acquisition related to the acquired in-process research and development asset, which resulted in accounting for the transaction as an asset acquisition. The fair value of the acquired in-process research and development asset of $115.5 million is primarily comprised of the net consideration paid for the acquired remaining interest of $82.8 million and our previously owned minority interest in preCARDIA of $32.4 million. Since the acquired technology platform is pre-commercial and has not reached technical feasibility as defined by the accounting rules, the cost of the in-process research and development asset was expensed, resulting in a charge of $116 million within the consolidated statements of operations for the fiscal year ended March 31, 2022. During the fiscal year ended March 31, 2022, the Company made a holdback payment of $0.5 million to former shareholders of preCARDIA.
(2)
The company recognized a gain of $21 million related to its previously owned minority interest in preCARDIA as described in note (1) above, within the consolidated statements of operations for the fiscal year ended March 31, 2022.
(3)
Amount represents the unrealized gain on investment in Shockwave Medical in each respective period presented. The company recognized an unrealized gain on investment in Shockwave Medical of $8.6 million ($6.5 million, net of tax) and $7.9 million ($5.9 million, net of tax) within interest and other income, net for the three months ended March 31, 2022 and 2021, respectively. The company recognized an unrealized gain on investment in Shockwave Medical of $22.9 million ($17.3 million, net of tax) and $50.8 million ($38.4 million, net of tax) within interest and other income, net for the fiscal years ended March 31, 2022 and 2021, respectively.
(4)
Amount represents the impact of excess tax benefits associated with stock-based compensation in each respective period presented. The company recognized excess tax benefits associated with stock-based compensation of $0.5 million and $1.7 million as an income tax benefit for the three months ended March 31, 2022 and 2021, respectively. The company recognized excess tax benefits associated with stock-based compensation of $10.7 million and $12.1 million as an income tax benefit for the fiscal years ended March 31, 2022 and 2021, respectively.

Refer to "About Non-GAAP Financial Measures" section of this press release.

Abiomed, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Constant Currency
(Unaudited)
(in thousands)

Total revenue by region:
	Three Months Ended March 31,
	2022	2021	% Change	Currency Impact	Constant Currency*
United States	$218,030	$195,590	11%	—%	11%
Europe	34,766	31,681	10%	8%	18%
Japan	14,121	11,560	22%	12%	34%
Rest of world	2,933	2,414	22%	—%	22%
Outside the U.S.	51,820	45,655	14%	8%	22%
Total revenue	$269,850	$241,245	12%	1%	13%

	Fiscal Years Ended March 31,
	2022	2021	% Change	Currency Impact	Constant Currency*
United States	$837,613	$691,579	21%	—%	21%
Europe	131,909	105,320	25%	2%	27%
Japan	51,694	42,868	21%	7%	28%
Rest of world	10,537	7,755	36%	—%	36%
Outside the U.S.	194,140	155,943	24%	4%	28%
Total revenue	$1,031,753	$847,522	22%	—%	22%

Product revenue by region:
	Three Months Ended March 31,
	2022	2021	% Change	Currency Impact	Constant Currency*
United States	$208,165	$186,126	12%	—%	12%
Europe	33,470	30,634	9%	8%	17%
Japan	13,649	11,209	22%	11%	33%
Rest of world	2,933	2,414	22%	—%	22%
Outside the U.S.	50,052	44,257	13%	9%	22%
Total product revenue	$258,217	$230,383	12%	2%	14%

	Fiscal Years Ended March 31,
	2022	2021	% Change	Currency Impact	Constant Currency*
United States	$796,789	$655,164	22%	—%	22%
Europe	127,293	101,716	25%	2%	27%
Japan	49,922	41,686	20%	7%	27%
Rest of world	10,537	7,756	36%	—%	36%
Outside the U.S.	187,752	151,158	24%	3%	27%
Total product revenue	$984,541	$806,322	22%	1%	23%

Refer to "About Non-GAAP Financial Measures" section of this press release.